Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements No. 333-98933, No. 333-114744 and No. 333-58670 on Form S-8 of our report dated June 23, 2015 relating to the Avis Budget Group, Inc. Employee Savings Plan statements of net assets available for benefits as of December 31, 2014 and 2013 and the related statement of changes in net assets available for benefits for the year ended December 31, 2014, which appear in this Annual Report on Form 11-K.

/s/ CohnReznick LLP
Roseland, New Jersey
June 23, 2015